Exhibit 99.1

Media

Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK REPORTS FOURTH QUARTER AND FULL YEAR 2005 EARNINGS

Reports record earnings of $1.02 per share for the full year 2005

ATLANTA, FEBRUARY 9, 2006– EarthLink, Inc. (NASDAQ: ELNK), the nation’s next generation Internet service provider (ISP), today announced financial results for its fourth quarter and full year ending December 31, 2005.  Highlights for the quarter and year include:

•                  Net income of $29.2 million, or $0.22 per share

•                  Income from operations of $36.8 million

•                  Adjusted EBITDA (a non-GAAP measure) of $47.3 million

•                  Free cash flow (a non-GAAP measure) of $38.2 million

•                  Full year net income of $142.8 million

•                  Full year adjusted EBITDA of $213.7 million

•                  Full year income from operations of $164.5 million

•                  Full year free cash flow of $173.1 million

“Last year, we had an ambitious agenda, and we delivered with a series of initiatives that are reshaping our position in the marketplace and redefining what it means to be an ISP,” said Garry Betty, EarthLink’s chief executive officer.  “Building on the strength of our core access business, we are evolving into a total communications company that will deliver an expanding portfolio of voice, data and wireless services to residential and business customers.”

Betty added, “In particular, EarthLink launched a $440 million wireless joint venture with SK Telecom called HELIO; was awarded rights to build municipal Wi-Fi networks in Philadelphia and Anaheim; introduced two new voice services – EarthLink trueVoiceSM and EarthLink DSL and Home Phone Service; purchased the assets of Aluria, a leading anti-spyware software company; and finished the year with the execution of a merger agreement to acquire New Edge Networks, a national provider of secure multi-managed data networks and dedicated Internet access.

“Taken together, our 2005 initiatives are tremendous opportunities to grow our business and take advantage of the converging world of wireless and wireline voice and data services and applications.”

Operating and Financial Results

Subscribers

During the fourth quarter of 2005, EarthLink continued to grow its broadband and value dial-up services.  EarthLink maintained its position as the fastest-growing value narrowband ISP by adding 104,000 net PeoplePC Online subscribers and strengthened its position as a leading non-facilities based broadband provider by adding 63,000 net broadband subscribers in the quarter.  EarthLink continued to manage the decline of its premium narrowband subscriber base, which decreased by 174,000 net customers during the quarter.

EarthLink ended the fourth quarter with 1.2 million PeoplePC Online subscribers, 2.3 million premium narrowband subscribers, 1.6 million broadband subscribers and 127,000 web hosting accounts.

Overall, the average monthly churn rate decreased to 4.4 percent during the fourth quarter, compared to the 4.7 percent average monthly churn rate experienced in the fourth quarter of 2004 and in the third quarter of 2005.

Revenues and Gross Margins Before Sales Incentives

Broadband revenues were $111.4 million, an increase of 4.9 percent over the prior year quarter, resulting from the growth in broadband subscribers partially offset by a decline in overall broadband average revenue per user.  Web hosting, advertising and other value-added services revenues were $29.0 million, a 24.1 percent improvement compared to the prior year quarter, driven primarily by increases in search-related advertising revenues and ancillary services revenues, such as Internet Call Waiting and security-related services.  Narrowband revenues were $172.3 million, a decrease of 17.4 percent compared to the prior year quarter. The decline in narrowband revenues was due to a decline in average narrowband subscribers and a shift in the mix of EarthLink’s narrowband customer base as premium narrowband subscribers migrate to broadband and EarthLink continues to add PeoplePC Online subscribers.  For the quarter, total revenues were $312.6 million, a 7.5 percent decrease from the fourth quarter of 2004.

For the year, total revenues were $1.3 billion, a decrease of 6.7 percent compared to 2004.  The overall decrease was primarily due to changes in customer mix and a decline in retail DSL pricing and the transfer of EarthLink Wireless subscribers to HELIO.  Premium narrowband subscribers continued to migrate to broadband services while EarthLink continued to add lower revenue value narrowband subscribers.  Additionally, in 2005 EarthLink reduced prices for its retail DSL broadband service and continued to generate more net subscriber additions in its lower revenue retail cable and wholesale broadband services.

Gross margins before sales incentives (a non-GAAP measure) increased to a record 72.0 percent of total revenues during the fourth quarter of 2005, a 210 basis point improvement from the prior year quarter.  The increase in gross margins before sales incentives was due to continuing improvements in both narrowband and broadband telecommunications costs per subscriber and the shift in the mix of our broadband customer base to higher margin wholesale DSL and certain retail cable subscribers.  While gross margins before sales incentives on a percentage basis continued to increase, gross margins before sales incentives were $225.0 million for the fourth quarter of 2005, a decrease of 4.8 percent from the fourth quarter of 2004.

For the full year 2005, gross margins before sales incentives improved to 71.6 percent of total revenues, a 280 basis point increase compared to the full year 2004.   The increase in gross margins before sales incentives was also due to continuing improvements in both narrowband and broadband telecommunications costs per subscriber and the shift in the mix of our broadband customer base to higher margin wholesale DSL and certain retail cable subscribers.  While gross margins before sales incentives on a percentage basis continued to increase, gross margins before sales incentives were $923.4 million for the full year 2005, a decrease of 2.9 percent from the full year 2004.

Profitability

For the fourth quarter of 2005, adjusted EBITDA (a non-GAAP measure) was  $47.3 million, a 12.0 percent decrease compared to the fourth quarter of 2004.  This decline was a result of the decrease in gross margins before sales incentives, partially offset by lower sales and marketing expenditures related to lower gross subscriber additions and lower support costs in the fourth quarter of 2005.

For the year, adjusted EBITDA was $213.7 million, a decrease of 2.1 percent compared to 2004.  The decline in adjusted EBITDA was primarily due to the decrease in gross margins before sales incentives, partially offset by lower sales and marketing expenditures due to lower gross subscriber additions in 2005 and lower overall support costs in 2005.

Net income for the quarter was $29.2 million, or $0.22 per share, compared to $35.6 million, or $0.23 per share, in the prior year quarter.  The decrease in net income was primarily attributable to the following:

•                  $8.7 million of losses from equity affiliate recorded in the current year quarter related to the HELIO (formerly SK-EarthLink) wireless joint venture,

•                  $6.5 million decrease in adjusted EBITDA, and

•                  $1.0 million increase in income tax expense primarily associated with the realization of net operating loss (NOL) carry-forwards of acquired companies.

These items were partially offset by the following:

•                  $4.4 million decrease in depreciation due primarily to declines in capital expenditures over the past three years,

•                  $2.5 million increase in interest income and other, net, related to interest earned on investments in marketable securities

•                  $1.1 million favorable change in gain on investments, net, and

•                  $2.3 million decrease in acquisition-related amortization attributable to subscriber base assets becoming fully amortized.

For the year, net income was a record $142.8 million, or $1.02 per share, compared to $111.0 million, or $0.70 per share, for 2004.  The increase in net income was primarily attributable to the following:

•                  $26.3 million net reduction in expense related to facility exit costs recorded in 2004,

•                  $20.0 million decrease in depreciation due primarily to declines in capital expenditures over the past three years,

•                  $12.1 million decrease in acquisition-related amortization attributable to subscriber base assets becoming fully amortized,

•                  $7.4 million increase in interest income and other, net, related to interest earned on investments in marketable securities, and

•                  $4.3 million favorable change in gain (loss) on investments in other companies, net, due to distributions received and fewer investment write-downs in 2005.

These items were partially offset by the following:

•                  $18.0 million increase in income tax expense primarily associated with an increase in taxable income and the realization of net operating loss (NOL) carry-forwards of acquired companies,

•                  $15.6 million of losses from equity affiliate recorded in 2005 related to the HELIO wireless joint venture, and

•                  $4.7 million decrease in adjusted EBITDA

Balance Sheet and Cash Flow

In the fourth quarter of 2005, EarthLink generated $38.2 million in free cash flow (a non-GAAP measure), a $6.7 million decrease from the fourth quarter of 2004, primarily related to the decrease in adjusted EBITDA during the fourth quarter of 2005 compared to the fourth quarter of 2004.

For the full year 2005, EarthLink generated $173.1 million in free cash flow, a $12.9 million decrease from 2004.  The decrease in free cash flow was primarily related to the decrease in adjusted EBITDA noted above, a $4.3 million increase in cash used to acquire subscriber bases from other ISPs, and a $4.0 million increase in capital expenditures associated with the introduction of EarthLink’s voice services.

During the fourth quarter of 2005, EarthLink repurchased approximately 1.0 million shares of its common stock for $11.2 million in accordance with its share repurchase program.

For the full year 2005, EarthLink repurchased approximately 20.5 million shares of its common stock for $192.6 million in accordance with its share repurchase program.  Additionally, in 2005, EarthLink invested $82.0 million of cash in the HELIO wireless joint venture.

EarthLink’s cash and marketable securities were $422.1 million as of December 31, 2005, representing a $21.2 million increase from the third quarter of 2005.

Other Highlights

The fourth quarter of 2005 was a significant milestone as EarthLink expanded its Voice over Internet Protocol (VoIP) offerings with two new services – EarthLink trueVoice and EarthLink DSL and Home Phone Service.  EarthLink trueVoice is a plug-and-play VoIP solution that can be installed in minutes and includes enhanced calling features like voicemail, call waiting, caller ID, and call forwarding, just to name of few.

In late December, EarthLink introduced EarthLink DSL and Home Phone Service as part of a market trial in Dallas, San Francisco, San Jose and Seattle.  This service gives EarthLink the ability to bundle phone service along with 8.0 mbps high-speed Internet access, all for $69.95 a month.  Taking advantage of the next-generation Digital Subscriber Line Access Multiplexer (DSLAM) technology, this new, easy-to-use offering, EarthLink Home Phone service marries the “last mile” of traditional telephone copper wiring with the advanced features of VoIP.

EarthLink was also selected by the cities of Philadelphia and Anaheim to develop and implement city-wide municipal Wi-Fi broadband networks.  These public-private partnerships will enable EarthLink to offer customers a more affordable option for high-speed Internet service.  Under the agreements, EarthLink would finance, build and manage the wireless networks offering access speeds of up to 1.0 mbps, and EarthLink would also enable other providers to purchase capacity on the network.

Finally, in December, EarthLink announced an agreement to acquire New Edge Networks, a privately-held, single-source national provider of managed private wide area networks and dedicated Internet access for multi-location businesses and communications companies.  Expected to operate as a wholly-owned subsidiary of EarthLink, the Vancouver, Washington-based company represents a growth platform for EarthLink.  It adds to EarthLink’s existing suite of services for small businesses and enables EarthLink to compete in the rapidly expanding Small and Medium Enterprise (SME) networking market.

Non-GAAP Measures

Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit and restructuring costs.

Free cash flow is defined as income from operations before facility exit and restructuring costs and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases.

Gross margins before sales incentives, adjusted EBITDA, and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Conference Call for Analysts and Investors to Discuss 2005 Results

Investors in the U.S. and Canada interested in participating in the conference call on February 9, 2006 at 8:30 a.m. EST may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors will also have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-IRHome ..

A taped replay will be available beginning at 11:30 a.m. EST on February 9, 2006 through midnight on February 16, 2006 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 3813277.

The Webcast of this call will be archived on our site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives ..

Business Outlook

In light of the significant growth initiatives presented by EarthLink’s current and proposed investments in municipal Wi-Fi broadband, voice, and SME services, as well as its investment in the wireless joint-venture, HELIO, EarthLink’s and HELIO’s executive teams will host a half-day meeting with the investment community on February 23, 2006 in New York, New York.    The purpose of this meeting is to present and discuss these strategic initiatives and EarthLink’s narrowband and broadband access operations.  Executives presenting for EarthLink will include Garry Betty – chief executive officer; Don Berryman – president, municipal networks; Kevin Dotts – chief financial officer; Mike Lunsford – president, access and voice; and Bill Heys - president, small to medium enterprises..  Presenting for HELIO will be Sky Dayton – chief executive officer; and Todd Tappin – chief financial officer.

At this event, management also expects to provide and discuss first quarter and full-year 2006 guidance reflecting these opportunities and investments.

The investment community meeting is scheduled to begin at 8:00 a.m. EST on February 23, 2006, and is expected to conclude at approximately 12:30 p.m. EST.  For investment community professionals interested in attending, the meeting will be held at:

The Sofitel, New York

45 West 44th Street

New York, New York  10036

If you would like to attend, please respond to Mike Gallentine - vice president, investor relations, at gallentineml@corp.earthlink.net indicating your expected attendance. Due to space constraints, attendance will be limited to the first 100 investment community professionals responding.

Investors in the U.S. and Canada interested in listening to the presentations on February 23, 2006 may dial (800) 706-0730 and reference the EarthLink investment community meeting. Other international investors may dial (706) 634-5173 and also reference the EarthLink Investment Community meeting.  EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.

A listen-only audio with powerpoint slides of the meeting will be available at:

https://www.livemeeting.com/cc/vcc-ic01/join?id=ic01-EarthLink+Meeting&role=attend&pw=EarthLink+Meeting ..

Subject: EarthLink Investment Community Meeting

Meeting URL: https://www.livemeeting.com/cc/vcc-ic01/join

Meeting ID: ic01-EarthLink Meeting

Meeting Key: EarthLink Meeting

FIRST TIME USERS: Install the Windows-based Meeting Console before the meeting:

http://r.office.microsoft.com/r/rlidLiveMeeting?p1=7&p2=en_US&p3=LMInfo&p4=DownloadWindowsConsole ..

A taped audio-only replay will be available beginning at 3:00 p.m. EST on February 23, 2006 through midnight on March 2, 2006 by dialing (800) 642-1687. International callers should dial (706) 645-9291. The replay confirmation code is 4109599.

The Webcast of the audio portion of the investment community meeting will be archived on EarthLink’s site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives ..

A news release outlining 2006 guidance and the topics to be discussed at the meeting will be issued at 5:00 p.m. EST on February 22 and will be posted on EarthLink’s website at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-news .

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may be unable to successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet, wireless and wireline communications services, including new products and services offered in connection with our voice and municipal broadband network initiatives; (2) that we may not realize the benefits we are seeking from our investments in the HELIO joint venture with SK Telecom Co., Ltd. or our other investment activities, as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services which would adversely impact average revenue per user; (5) that we may experience significant fluctuations in our operating results and rate of growth and may not be able to sustain profitability; (6) that we may not be successful in making and integrating acquisitions and investments into our business, which would result in operating difficulties; (7) that the continued decline of our narrowband revenues may adversely affect us; (8) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates, future overall revenues and profitability; (9) that we may be unable to maintain or increase our customer levels if integrated local exchange carriers and cable companies do not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable in the broadband market, especially as a result of the recent U.S. Supreme Court ruling and FCC order concerning wholesale broadband access; (10) that our commercial and alliance arrangements, including marketing arrangements with Sprint and Dell, may be terminated or may not be as beneficial to us as we anticipate;  (11) that the market for VoIP services may not develop as anticipated; (12) that we may not generate the returns anticipated on our investments to construct and deploy municipal wireless broadband networks; (13) that our third-party network providers may be unable or unwilling to provide Internet, wireline and wireless telecommunications access; (14) that our dependence on a limited number of third parties to provide equipment and services may adversely impact our ability to procure equipment and services; (15) that our third-party providers for technical and customer support and billing services may be unable to provide these services on an economical basis or at all; (16) that service interruptions or impediments could harm our business; (17) that business failures in the telecommunications industry may inhibit our ability to manage our costs; (18) that government regulations could force us to change our business practices;  (19) that we may be unable to protect our proprietary technologies or successfully defend infringement claims and that we may be required to enter licensing arrangements on unfavorable terms; (20) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (21) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (22) that we may not be able to continually develop effective business systems, processes and personnel to support our business; (23) that we may be unable to hire and retain qualified personnel, including our key executive officers; (24) that our stock price has been volatile and may continue to be volatile; (25) that provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management; and (26) that some other unforeseen difficulties may occur. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in EarthLink’s filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005
	(dollars in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$208,559	$172,337	$874,010	$742,757
Broadband access	106,177	111,354	419,411	441,736
Web hosting	11,226	9,595	47,547	40,670
Advertising and other value-added services	12,116	19,362	41,234	64,909
Total revenues	338,078	312,648	1,382,202	1,290,072

Operating costs and expenses:
Telecommunications service and equipment costs	101,798	87,637	431,162	366,654
Sales incentives	2,331	1,579	10,040	8,323
Total cost of revenues	104,129	89,216	441,202	374,977

Sales and marketing	105,279	98,923	417,250	390,172
Operations and customer support	60,476	55,178	255,192	233,907
General and administrative	26,669	29,845	105,043	112,173
Acquisition-related amortization	4,946	2,599	24,363	12,267
Facility exit and restructuring costs (1)	(597)	72	28,394	2,080
Total operating costs and expenses	300,902	275,833	1,271,444	1,125,576

Income from operations	37,176	36,815	110,758	164,496
Gain (loss) on investments in other companies, net	(694)	440	(1,420)	2,877
Net losses of equity affiliate	—	(8,674)	—	(15,608)
Interest income and other, net	1,801	4,280	6,131	13,491
Income before income taxes	38,283	32,861	115,469	165,256
Provision for income taxes (2)	2,694	3,711	4,460	22,476
Net income	$35,589	$29,150	$111,009	$142,780

Basic net income per share	$0.24	$0.22	$0.72	$1.04
Diluted net income per share	$0.23	$0.22	$0.70	$1.02
Basic weighted average common shares outstanding	149,233	131,008	154,233	137,080
Diluted weighted average common shares outstanding	153,665	134,687	157,815	139,950

Other Financial Data

Net Earnings Before Facility Exit and Restructuring Costs (a non-GAAP measure) (3):
Net income	$35,589	$29,150	$111,009	$142,780
Facility exit and restructuring costs (1)	(597)	72	28,394	2,080
Net earnings before facility exit and restructuring costs (3)	$34,992	$29,222	$139,403	$144,860

Diluted earnings per share before facility exit and restructuring costs (3)	$0.23	$0.22	$0.88	$1.04

Earnings Before Interest; Income Taxes; Depreciation and Amortization; Net Losses of Equity Affiliate; Gain (Loss) on Investments in Other Companies, Net; and Facility Exit and Restructuring Costs (Adjusted EBITDA, a non-GAAP measure) (3):

Reconciliation of net income to Adjusted EBITDA (3):
Net income	$35,589	$29,150	$111,009	$142,780
Provision for income taxes (2)	2,694	3,711	4,460	22,476
Depreciation and amortization	17,214	10,434	79,219	47,138
Gain (loss) on investments in other companies, net	694	(440)	1,420	(2,877)
Net losses of equity affiliate	—	8,674	—	15,608
Interest income and other, net	(1,801)	(4,280)	(6,131)	(13,491)
Facility exit and restructuring costs (1)	(597)	72	28,394	2,080
Adjusted EBITDA (3)	$53,793	$47,321	$218,371	$213,714

Depreciation and amortization:
Depreciation - cost of revenues	$6,588	$4,631	$27,313	$18,907
Depreciation - other	5,680	3,204	27,543	15,964
Acquisition-related amortization	4,946	2,599	24,363	12,267
Depreciation and amortization	$17,214	$10,434	$79,219	$47,138

Gross Margins Before Sales Incentives (a non-GAAP measure) (3):
Total revenues	$338,078	$312,648	$1,382,202	$1,290,072

Total cost of revenues	104,129	89,216	441,202	374,977
Sales incentives	(2,331)	(1,579)	(10,040)	(8,323)
Telecommunications service and equipment costs	101,798	87,637	431,162	366,654

Gross margins before sales incentives (3)	$236,280	$225,011	$951,040	$923,418

Gross margins before sales incentives as a percentage of total revenues	69.9%	72.0%	68.8%	71.6%

Free Cash Flow (a non-GAAP measure) (3):

Reconciliation of income from operations to free cash flow (3):
Income from operations	$37,176	$36,815	$110,758	$164,496
Facility exit and restructuring costs (1)	(597)	72	28,394	2,080
Depreciation and amortization	17,214	10,434	79,219	47,138
Purchases of property and equipment	(8,425)	(7,220)	(29,890)	(33,879)
Purchases of subscriber bases	(435)	(1,884)	(2,419)	(6,690)
Free cash flow (3)	$44,933	$38,217	$186,062	$173,145

1

Other Data

	December 31,	September 30,	December 31,
	2004	2005	2005
Key Operating Data:
Narrowband subscribers	3,880,000	3,650,000	3,580,000
Broadband subscribers	1,364,000	1,544,000	1,608,000
Web hosting accounts	144,000	131,000	127,000
Total subscriber count at end of period	5,388,000	5,325,000	5,315,000

Number of employees at end of period (4)	2,067	1,823	1,732

	December 31,	September 30,	December 31,
	2004	2005	2005
	(in thousands)
Balance Sheet Data:
Cash and marketable securities	$530,970	$400,911	$422,119
Stockholders’ equity	547,607	490,191	521,864

Footnotes

1.               During the quarter ended March 31, 2004, EarthLink executed a plan to restructure and streamline its contact center operations. In connection with the plan, EarthLink closed contact center operations in Harrisburg, Pennsylvania; Roseville, California; San Jose, California; and Pasadena, California and reduced its contact center operations in Atlanta, Georgia.  Approximately 1,140 employees were directly impacted, primarily customer support personnel. As a result of the plan, EarthLink recorded facility exit costs of $30.2 million during the quarter ended March 31, 2004.

During the quarter ended September 30, 2005, EarthLink executed plans to further streamline operations by outsourcing certain contact center and credit and collections activities. Approximately 227 employees were directly impacted. As a result of the plans, EarthLink recorded restructuring costs of $1.3 million for severance and personnel related costs.

EarthLink evaluates and adjusts its estimates for facility exit and restructuring costs as events occur. Such changes are recorded as facility exit and restructuring costs. The components of facility exit and restructuring costs for the periods indicated were as follows:

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005
	(in thousands)
Severance and personnel related costs	$(61)	$60	$10,606	$1,403
Real estate and telecommunications costs	(536)	12	9,223	677
Abandoned and disposed assets	—	—	8,565	—
Total facility exit costs	$(597)	$72	$28,394	$2,080

2.               The provision for income taxes during the three and twelve months ended December 31, 2005 consisted of $1.0 million and $5.4 million state income and federal and state alternative minimum tax (“AMT”) amounts due, respectively, and the AMT was payable primarily due to the net operating loss carryforward limitations associated with the AMT calculation. The provision for income taxes during the three and twelve months ended December 31, 2005 also included non-cash, deferred tax provisions of $2.7 million and $17.1 million, respectively, associated with the utilization of net operating loss carryforwards which were acquired in connection with the acquisitions of OneMain.com, Inc., PeoplePC Inc. and Cidco Incorporated.

EarthLink continues to maintain a valuation allowance against its unrealized deferred tax assets, and EarthLink may recognize deferred tax assets in future periods when they are estimated to be realizable.  To the extent EarthLink reports income in future periods, EarthLink intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.

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3.               Net earnings before facility exit and restructuring costs, including the related diluted per share amounts; earnings before interest income and expense, income taxes, depreciation and amortization (EBITDA), and net losses of equity affiliate, gain on investments in other companies, net, and facility exit and restructuring costs (Adjusted EBITDA); and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit and restructuring costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

Gross margins before sales incentives is also a non-GAAP measure and is not determined in accordance with U.S. generally accepted accounting principles. EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles and may differ materially from comparable information provided by other companies.

4.                    Represents full-time equivalents.

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